EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 238888, 333-237224, 333-232946, 333-226624, and 333-221240 on Form S-8 of our reports dated March 11, 2022, relating to the financial statements of Ribbon Communications Inc. and the effectiveness of Ribbon Communications Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ribbon Communications Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 11, 2022